From: Secureworks CEO Wendy Thomas
To: Global Secureworks Teammates
Date: August 14, 2023
Title: Organizational Announcement

Team,

We are a SaaS security business, differentiated by the combination of our technology and human intelligence. We work in a market that evolves at a much faster pace than most, and that means we continually adapt and stay agile for better customer outcomes. Today, we are announcing actions to simplify and scale our business and to deliver profitable growth. These actions include restructuring and reducing our workforce by approximately 15%.

It is difficult to say goodbye to many talented teammates who have become friends, and we will do all we can to support their transition. It is also the right and necessary decision for our business. We’ll meet to discuss what this looks like in a Company All-Hands on Thursday, but we’ve provided some context below, followed by how we are informing and supporting teammates leaving Secureworks.

A Simple, Scalable Business
Taegis is growing, making up 86% of our total ARR at the end of Q1. CTP and non-strategic services are sunsetting faster than our initial projection, which helps us to accelerate the end of our transformation due to the tremendous work from the teams supporting those customer transitions. And we are continuing to invest in the growth of our business, aligned to our strategic priorities. With our goal to be near break-even Adjusted EBITDA in Q4, we are rightsizing our organizational structure beyond the direct impact to teams supporting CTP.

Our priority, always, is to adapt for our customers and the needs of their business, while we grow our business to secure human progress for years to come. Successful businesses are flexible in the way they deploy resources where they’re needed most, foster innovation, and make real impact. We are simplifying our team structure with fewer organizational layers – and meaningful process and technology changes – to empower teammates to be bold, challenge the status quo, and make impactful decisions. The changes we’re making and the execution ahead will set our business up for long-term success.

For Departing Teammates
First and foremost, to those leaving, thank you for your service, expertise, and support of our mission. Your contributions have made an indelible mark on both the customers we serve and our team.

The notification process will vary as we comply with local laws and practices. We have outlined below what to expect depending on your location.

In the US and UK
Within the next hour, teammates leaving Secureworks will receive a calendar invite to speak individually with a leader in their department and an HR business partner. In that meeting, we will provide the details of benefit packages and ongoing support to help with transitions. We have scheduled these meetings to take place by Wednesday of this week. Our goal is to give teammates as much clarity as possible, as soon as possible.

In Japan, India, Australia, and Romania
Due to local requirements and time zone considerations, we have informed impacted teammates located in these regions last week and earlier today.

In the Middle East and Select European Countries
Due to country-specific regulatory requirements, notifications will take place at various times between now and mid-September. We will work closely with people managers and teammates to provide notice when able.

What’s Next
Our priority is to support teammates during this transition period, and we are reserving the next several days to host 1x1 meetings for teammates preparing to leave. The final working day will vary by role and country, but the last day for many will be Friday, August 25. In these next two weeks, your leaders will work closely with everyone on your team and others to identify dependencies, re-examine priorities, and transition core responsibilities before identified departure dates.

For those staying with Secureworks, we’ll start with the All-Hands on Thursday to discuss the path forward and address questions. We will provide a refresh on our strategy and priorities to ensure you’re spending your time and energy on what matters most. Leadership will follow up with their respective teams this week with more details for their organization to support focus areas moving forward.

We have prepared an initial set of Frequently Asked Questions and will continue to communicate and provide opportunities for discussion over the coming weeks. The strength of our team lies not just in our individual skills but in the camaraderie and support we extend to our friends and colleagues. Thank you for the continued care you share with each other.

Wendy